UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 2, 2018

Blackstone Mortgage Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland	1-14788	94-6181186
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

345 Park Avenue, 42nd Floor

New York, New York 10154

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 655-0220

Not Applicable

(Former Name or Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Information.

On March 2, 2018, Blackstone Mortgage Trust, Inc. (the “Company”), indirectly through a subsidiary, entered into an agreement (the “Senior Facilities Agreement”) to lend €1.0 billion of a total €7.3 billion senior term facility (the “Loan”) for the acquisition of a portfolio of Spanish real estate assets and a Spanish real estate management and loan servicing company (the “Portfolio Assets”) by a joint venture between certain private investment funds (the “Funds”) managed by a subsidiary of The Blackstone Group L.P. (“Blackstone”) and Banco Santander S.A. (the “Joint Venture”). The Funds have a 51% ownership interest in the Joint Venture.

The Senior Facilities Agreement was negotiated by the Joint Venture with Morgan Stanley Bank, N.A. and Deutsche Bank AG, London Branch, as the mandated lead arrangers that led the transaction on behalf of themselves and the other lenders party to the agreement (the “Finance Parties”), without the Company’s involvement. Situs Asset Management Limited is the facility agent and security agent for the Finance Parties under the Senior Facilities Agreement. The Company’s minority participation in the Loan (representing a 14% interest), as well as the minority participation of another investment vehicle managed by a Blackstone subsidiary, was made on such market terms.

The Loan will mature on May 15, 2023. The Loan will bear interest at the 1-month EURIBOR rate, subject to a zero floor, plus a margin of (1) 3.15% in the first three years after the date of the first borrowing under the Senior Facilities Agreement and (2) 3.25% in the fourth and fifth year after the date of the first borrowing under the Senior Facilities Agreement, in each case subject to increases in certain circumstances. The Company will also receive an arrangement fee equal to 0.80% of the principal amount of the Loan borrowed on the initial utilization date. On each interest payment date, there are certain cash sweeps that will result in a minimum of 70% of net income and net sales and resolution proceeds (after reserves and expenses) being applied to prepayment of outstanding principal amounts under the Loan.

The Loan will be secured by a share pledge of each borrower and guarantor under the Senior Facilities Agreement and security over each of their bank accounts and intra-group receivables. The Company will forgo all non-economic rights (including voting rights) in respect of the Loan so long as Blackstone-managed investment vehicles control the Joint Venture. As has been previously disclosed, the Company is externally managed by BXMT Advisors L.L.C., a subsidiary of Blackstone, and Blackstone and its affiliates own approximately 5% of the Company’s outstanding class A common stock.

Simultaneously with the execution of the Senior Facilities Agreement, the Company received a commitment for €800 million of term matched financing for its investment in the Loan.

The closing of the Loan transactions are subject to certain customary terms and conditions and are expected to close in the first quarter of 2018.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

This Current Report on Form 8-K may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect the Company’s current views with respect to, among other things, the loan transaction described herein. You can identify these forward-looking statements by the use of words such as “outlook,” “indicator,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. The Company believes these factors include but are not limited to those described under the section entitled “Risk Factors” in its Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as such factors may be updated from time to time in its periodic filings with the Securities and Exchange Commission (“SEC”) which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in the filings. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events or circumstances.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACKSTONE MORTGAGE TRUST, INC.

Date: March 8, 2018
	By:	/s/ Leon Volchyok
	Name:	Leon Volchyok
	Title:	Head of Legal and Compliance and Secretary